Exhibit 3.4

AMENDMENT NO. 1 TO THE
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
STONEPEAK-PLUS INFRASTRUCTURE FUND LP

This AMENDMENT NO. 1 (this “Amendment”) to the Second Amended and Restated Limited Partnership Agreement, dated as of October 31, 2025 (the “Partnership Agreement”), of Stonepeak-Plus Infrastructure Fund LP, a Delaware limited partnership (the “Partnership”), is made as of March 30, 2026, by and between Stonepeak-Plus Infrastructure Fund Associates LP, a Delaware limited partnership, as general partner (the “General Partner”), and the parties listed in the books and records as limited partners of the Partnership, as limited partners.
WITNESSETH
WHEREAS, the Partnership entered into the Partnership Agreement to govern the management and operation of the Partnership; and
WHEREAS, as set forth in Section 11.2(a) of the Partnership Agreement, the parties wish to amend the Partnership Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:
1.DEFINITIONS; REFERENCES. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Partnership Agreement shall, after the date hereof, refer to the Partnership Agreement as amended hereby.
2.AMENDMENT TO THE AGREEMENT.
(a)Section 4.5(b) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
Business with Certain Affiliates. The Unitholders recognize and consent that the General Partner or Affiliates of the General Partner may receive various types of fees in connection with the investment activities of Stonepeak and/or Portfolio Companies and from unconsummated transactions, including, without limitation, (i) acquisition fees and asset management fees and (ii) financial advisory fees, organization and financing fees, investment banking fees, consulting fees, syndication fees, commitment fees, capital markets fees (including with respect to syndications or placements of debt and/or equity securities or instruments issued by portfolio companies or entities formed to invest therein), aviation and aviation-related servicing fees and advisory fees (including underwriting fees), origination fees, servicing fees and similar fees for arranging acquisitions and other major financial restructurings, divestment fees and directors’ and other fees and annual retainers, in each case, from or with respect to Persons in which the Partnership acquires or holds Investments, and neither the Partnership nor any Unitholder shall have any interest therein by virtue of this Agreement or the partnership relation created hereby. Notwithstanding this Section 4.5, the General Partner or any of its Affiliates may, but shall not be required to, make loans or advances to the Partnership, any Parallel Fund or any Intermediate Entity, which advances shall accrue interest comparable to those received by a third party in an arm’s length transaction and shall be repaid from any funds of the Partnership; provided, that any such amounts shall not be subject to the limitations on borrowings set forth in Section 4.1(b).
3.ENTIRE AGREEMENT. Except as amended by this Amendment, the Partnership Agreement remains unaltered and in full force and effect. The Partnership Agreement, as amended by this Amendment, embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by the written consent of the parties.
4.COUNTERPARTS. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
5.GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Amendment, the construction of its terms and interpretation of the rights and duties of the parties.
[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Partnership Agreement as of the date and year first above written.

GENERAL PARTNER:
STONEPEAK-PLUS INFRASTRUCTURE FUND ASSOCIATES LP
By:    /s/ Adrienne Saunders
Name: Adrienne Saunders
Title: Senior Managing Director & General Counsel/Chief Compliance Officer

[Signature page to Amendment No. 1 to
Stonepeak-Plus Infrastructure Fund L.P. 2nd A&R LPA]